Exhibit 99.1

Exhibit 1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of June 11, 2007, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock of Innovive Pharmaceuticals, Inc. and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

RRC BIO FUND, L.P.

By: RRC Management, LLC
General Partner

By:	/s/ James A. Silverman
James A. Silverman Manager

RRC MANAGEMENT, LLC

By:	/s/ James A. Silverman

James A. Silverman Manager

RISK REWARD CAPITAL MANAGEMENT, INC.

By:	/s/ James A. Silverman

James A. Silverman President

/s/ James A. Silverman

James A. Silverman